EX-99.1 Press Release

NEWS RELEASE
Contact: Investor Relations
(206) 298-2909

EMERITUS ANNOUNCES OPERATING RESULTS FOR
THIRD QUARTER AND YEAR TO DATE 2008

SEATTLE, WA, (November 10, 2008) - Emeritus Corporation (NYSE: ESC), a national provider of assisted living and Alzheimer’s and related dementia care services to senior citizens, today announced its third quarter 2008 results.

Third Quarter 2008 Operating Highlights Compared to Second Quarter 2008

•	Same store average occupancy increased to 87.2% from 86.7%
•	Average monthly revenue per unit increased by 2.3% to $3,449
•	Community revenues increased by $6.1 million, or 3.3%, to $191.8 million
•	Operating income from continuing operations improved by $2.1 million

Granger Cobb, President and Co-Chief Executive Officer, stated, "Our third quarter operating results demonstrate solid progress in improving occupancy and rate growth in a challenging economic environment.  Despite the turmoil in the markets, the need-driven demand characteristics for senior care remains strong.  Given our high quality portfolio, broad geographic reach, and our focus on the middle market, we expect our performance to be less affected by general economic conditions than many other providers in the industry.”

Summary of 2008 Third Quarter Results

Total revenue from continuing operations for the third quarter ended September 30, 2008, was $193.0 million.  Of that, total community revenue from continuing operations was $191.8 million in the third quarter of 2008, compared to $185.7 million in the second quarter of 2008, an increase of $6.1 million, or 3.3%.  Of the $6.1 million increase, approximately $4.2 million was due to an increase in the average monthly revenue per occupied unit with the balance attributable to improvements in occupancy. Average monthly revenue per occupied unit increased by 2.3% to $3,449 from $3,372 in the second quarter of 2008.  The year-to-date increase in average monthly revenue per occupied unit is now above 6.0% on an annualized basis.

For the total consolidated portfolio, average occupancy for the third quarter of 2008 was 86.6% versus 86.4% in the second quarter of 2008.  For the total consolidated portfolio, occupancy increased to 88.1% on September 30, 2008, compared to 87.8% on June 30, 2008, the last day of each quarter.  For the modified same store portfolio, which is all communities continuously operated since October 1, 2007 (i.e. post Summerville merger), excluding four communities with changes in capacity due to expansions, average occupancy increased to 87.2% in the third quarter of 2008 from 86.7% in the second quarter of 2008.  Occupancy for this same store group on September 30, 2008, was 88.7% as compared to 88.0% on June 30, 2008.

Community operating expenses were $123.7 million in the third quarter of 2008, compared to $119.5 million in the second quarter of 2008.  This $4.2 million increase in operating expenses was primarily the result of an increase of $2.0 million in utilities costs and $1.9 million in labor expenses.  Both expense categories were impacted by an additional day in the third quarter.  Labor was also impacted by one-time hurricane costs and start-up costs related to new developments and a community acquisition.

General and administrative expenses were flat at $14.7 million for the both third and second quarter of 2008.  General and administrative expenses as a percent of total operated community revenues (including revenues of managed communities) was 6.7% for the third quarter compared to 6.9% in the second quarter of 2008.

Operating income from continuing operations improved by $2.1 million from the second quarter of 2008, primarily driven by revenue gains of $6.1 million, and offset by an increase in operating expenses of $4.2 million.

For the quarter ended September 30, 2008, Adjusted EBITDA was $31.9 million compared to $28.9 million for the second quarter of 2008, with the increase primarily driven by the improvement in operating income from continuing operations.

Subsequent Events

On October 17, 2008, the Company closed on the balance of the previously announced purchase of 29 communities from Health Care REIT, Inc. (NYSE: HCN) and affiliates.  The communities were formerly operated by Emeritus under long-term leases.  The initial closing was completed on June 30, 2008, and consisted of 19 communities with a capacity of 1,564 units.  The October 17th closing included 10 communities with a capacity of 693 units for a purchase price of $77.2 million, excluding financing and closing costs.

Financing for the 10 facilities consists of $56.4 million of mortgage debt financing, of which $29.0 million is at a weighted average fixed rate of 6.654%, and $27.4 million of variable rate debt at the one-month LIBOR rate plus 3.0%.  The fixed-rate credit facility has a term of 10 years.  The variable rate loan has a term of three years and may be prepaid without penalty.

On October 22, 2008, the Company reached an agreement with Nationwide Health Properties, Inc. (NYSE: NHP) to extend its $21.4 million note from March 3, 2009, to March 31, 2012.

Balance Sheet

As of September 30, 2008, the Company had approximately $43.6 million of cash and cash equivalents, and had no outstanding borrowings under its $25.0 million line of credit.  As previously announced, the Company retired its convertible debentures in the amount of $10.5 million on July 1, 2008.  On September 30, 2008, total assets were $2.0 billion, including $1.6 billion of net investments in properties, total debt was $1.5 billion, including capital lease obligations, and shareholders’ equity was $389.1 million.

Conference Call:

The Company will host a conference call on November 10, 2008, at 5:00 P.M. Eastern Time to discuss its financial results for the third quarter ended September 30, 2008.  Hosting the call will be Mr. Daniel

Baty, Chairman and Co-Chief Executive Officer, Mr. Granger Cobb, President and Co-Chief Executive Officer, and Mr. Raymond Brandstrom, Chief Financial Officer

The conference call will be webcast live over the internet from the Company’s web site at www.emeritus.com under the “investors” section.  The conference call can also be accessed by dialing (800) 545-9704, or for international participants (913) 981-5535.  A replay of the conference call will be available after 8:00 P.M. Eastern Time on Monday, November 10, 2008, until midnight Eastern Time on Monday, November 17, 2008, and can be accessed by dialing (888) 203-1112, or for international participants (719) 457-0820 and entering the passcode 1534639.

Non-GAAP Financial Measures

Adjusted EBITDA/EBITDAR are financial measures of operating performance that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP).  We believe these non-GAAP measures are useful in identifying trends in our day-to-day performance because they exclude items that are of little or no significance to operations and provide indicators to management of progress in achieving optimal operating performance.  In addition, these measures are used by many research analysts and investors to evaluate the performance and the value of companies in our industry.  We strongly urge you to review the reconciliation of net loss to Adjusted EBITDA/EBITDAR provided below, along with our consolidated balance sheets, statements of operations, and cash flows.  We define Adjusted EBITDA/EBITDAR and provide other information about these non-GAAP measures in our quarterly report on Form 10-Q.

The table below shows the reconciliation of net loss to Adjusted EBITDAR for the three and nine months ended September 30, 2008 and 2007:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Net loss	$(23,076)	$(11,573)	$(74,278)	$(22,897)
Provision for income taxes	270	(1,290)	750	30
Equity losses (gains) in unconsolidated joint ventures	33	805	890	(5,691)
Depreciation and amortization	29,199	20,046	89,554	48,670
Amortization of deferred gains	(130)	(464)	(1,134)	(1,567)
Non-cash stock option compensation expenses	968	2,133	3,786	3,456
Convertible debentures conversion costs	-	-	-	1,329
Debt refinancing fees	-	-	1,090	-
Interest expense	25,169	18,403	68,952	48,736
Change in fair value of interest rate swaps	119	-	(16)	-
Interest income	(480)	(2,618)	(1,915)	(3,799)
Discontinued operations	474	525	5,840	1,285
Other non-cash activity:
Professional and workers' compensation liability adjustments	(630)	(27)	(2,485)	(1,695)
Adjusted EBITDA	31,916	25,940	91,034	67,857
Facility lease expense	22,339	12,205	66,968	29,655
Adjusted EBITDAR	$54,255	$38,145	$158,002	$97,512

For a more detailed understanding of Emeritus, please refer to the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2008, or visit the Company’s Internet site at www.emeritus.com to obtain a copy.

ABOUT THE COMPANY

Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors.  Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States.  These communities provide a residential housing alternative for senior citizens who need assistance with the activities of daily living, with an emphasis on personal care services, which provides support to the residents in the aging process.  Emeritus currently operates 289 communities in 36 states representing capacity for approximately 25,000 units and approximately 29,800 residents at September 30, 2008.  Our common stock is traded on the New York Stock Exchange under the symbol ESC, and its home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of re-financings; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations, uncertainties related to professional liability claims; and uncertainties about our ability to successfully integrate our company after the merger with Summerville Senior Living, Inc.  We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007.

EMERITUS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

ASSETS
	September 30,	December 31,
	2008	2007
	(unaudited)
Current Assets:
Cash and cash equivalents	$43,641	$67,710
Short-term investments	2,075	2,453
Trade accounts receivable, net of allowance of $811 and $995	5,646	6,383
Other receivables	4,905	11,510
Tax, insurance, and maintenance escrows	22,205	18,566
Prepaid workers' compensation	17,714	18,224
Other prepaid expenses	8,175	10,744
Property held for sale	15,134	–
Total current assets	119,495	135,590
Long-term investments	6,921	4,749
Property and equipment, net of accumulated depreciation of $141,683 and $179,620	1,621,850	1,418,152
Construction in progress	23,190	12,694
Restricted deposits	18,085	19,808
Lease and contract acquisition costs, net of amortization of $52,425 and $23,940	19,336	67,227
Goodwill	75,498	70,659
Other intangible assets, net of amortization of $13,089 and $3,944	133,629	142,774
Other assets, net	19,001	13,827
Total assets	$2,037,005	$1,885,480

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Current portion of long-term debt	$79,403	$22,613
Current portion of capital lease and financing obligations	10,057	23,774
Current portion of convertible debentures	–	10,455
Trade accounts payable	5,909	7,844
Accrued employee compensation and benefits	37,450	35,815
Accrued interest	6,697	4,527
Accrued real estate taxes	12,532	7,715
Accrued professional and general liability	15,352	13,545
Accrued income taxes	4,835	5,377
Other accrued expenses	9,191	10,610
Deferred revenue	13,134	10,446
Unearned rental income	15,647	14,302
Total current liabilities	210,207	167,023
Long-term debt, less current portion	1,177,770	711,664
Capital lease and financing obligations, less current portion	222,053	497,039
Deferred gain on sale of communities	4,942	21,259
Deferred rent	12,681	6,231
Other long-term liabilities	20,301	23,757
Total liabilities	1,647,954	1,426,973
Commitments and contingencies
Shareholders' Equity (Deficit):
Preferred stock, $.0001 par value. Authorized 20,000,000 shares, none issued
Common stock, $.0001 par value. Authorized 100,000,000 shares; issued and outstanding
39,108,392 and 39,030,597 shares at September 30, 2008, and December 31, 2007, respectively	4	4
Additional paid-in capital	718,994	714,258
Accumulated other comprehensive income	86	–
Accumulated deficit	(330,033)	(255,755)
Total shareholders' equity	389,051	458,507
Total liabilities and shareholders' equity	$2,037,005	$1,885,480

EMERITUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues:
Community revenue	$191,761	$133,875	$562,203	$347,833
Management fees	1,266	1,415	3,648	3,221
Total operating revenues	193,027	135,290	565,851	351,054

Expenses:
Community operations (exclusive of depreciation and amortization
and facility lease expense shown separately below)	123,726	86,525	364,338	221,496
General and administrative	14,737	12,999	44,079	34,335
Depreciation and amortization	29,199	20,046	89,554	48,670
Facility lease expense	22,339	12,205	66,968	29,655
Total operating expenses	190,001	131,775	564,939	334,156
Operating income from continuing operations	3,026	3,515	912	16,898

Other income (expense):
Interest income	480	2,618	1,915	3,799
Interest expense	(25,169)	(18,403)	(68,952)	(48,736)
Change in fair value of interest rate swaps	(119)	-	16	-
Equity gains (losses) in unconsolidated joint ventures	(33)	(805)	(890)	5,691
Other, net	(517)	737	(689)	766
Net other expense	(25,358)	(15,853)	(68,600)	(38,480)

Loss from continuing operations before income taxes	(22,332)	(12,338)	(67,688)	(21,582)
Benefit of (provision for) income taxes	(270)	1,290	(750)	(30)
Loss from continuing operations	(22,602)	(11,048)	(68,438)	(21,612)
Loss from discontinued operations	(474)	(525)	(5,840)	(1,285)
Net loss	$(23,076)	$(11,573)	$(74,278)	$(22,897)

Basic and diluted loss per common share:
Continuing operations	$(0.58)	$(0.34)	$(1.75)	$(0.93)
Discontinued operations	(0.01)	(0.02)	(0.15)	(0.06)
	$(0.59)	$(0.36)	$(1.90)	$(0.99)

Weighted average common shares outstanding - basic and diluted	39,082	32,001	39,059	23,165

EMERITUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands)

	Nine Months Ended September 30,
	2008	2007
Cash flows from operating activities:
Net loss	$(74,278)	$(22,897)
Adjustments to reconcile net loss to net cash provided by
operating activities
Depreciation and amortization	89,554	48,670
Amortization of above/below market rents	7,572	860
Amortization of deferred gain	(1,134)	(1,567)
Impairment of long-lived assets and investments	4,930	-
Amortization of loan fees	1,849	1,284
Allowance for doubtful receivables	1,096	798
Equity investment losses and distributions	890	1,651
Stock option compensation	3,786	3,456
Change in fair value of interest rate swap	(16)	-
Other	648	883
Changes in operating assets and liabilities
Deferred revenue	2,688	456
Deferred rent	7,012	1,348
Change in operating assets and liabilities - other	11,860	(4,387)
Net cash provided by operating activities	56,457	30,555
Cash flows from investing activities:
Acquisition of property and equipment	(574,970)	(784,877)
Acquisition deposits	(3,167)	-
Sale of property and equipment	6,754	-
Payment for purchase of Summerville, net of acquired cash	-	(770)
Lease and contract acquisition costs	(686)	(170)
Payments from affiliates and other managed communities, net	394	371
Investment in affiliates/other	(2,976)	(306)
Net cash used in investing activities	(574,651)	(785,752)
Cash flows from financing activities:
Proceeds from sale of stock, net of issuance costs	950	330,863
Decrease in restricted deposits	1,882	8,555
Debt issuance and other financing costs	(9,405)	(5,570)
Proceeds from long-term borrowings and financings	663,496	643,093
Repayment of long-term borrowings and financings	(151,055)	(153,628)
Repayment of capital lease and financing obligations	(11,743)	(15,594)
Net cash provided by financing activities	494,125	807,719
Net increase (decrease) in cash and cash equivalents	(24,069)	52,522
Cash and cash equivalents at the beginning of the period	67,710	14,049
Cash and cash equivalents at the end of the period	$43,641	$66,571

EMERITUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share data)

	Q3 -2008	Q2 -2008	YTD 2008
Revenues:
Community revenues	$191,761	$185,705	$562,203
Management fees	1,266	1,223	3,648
Total operating revenues	193,027	186,928	565,851

Expenses:
Community operations (exclusive of depreciation and amortization
and facility lease expense shown separately below)	123,726	119,526	364,338
General and administrative	14,737	14,731	44,079
Depreciation and amortization	29,199	29,451	89,554
Facility lease expense	22,339	22,313	66,968
Total operating expenses	190,001	186,021	564,939

Operating income from continuing operations	3,026	907	912

Other income (expense):
Interest income	480	581	1,915
Interest expense	(25,169)	(22,741)	(68,952)
Change in Derivative Value	(119)	972	16
Equity earnings (losses) in unconsolidated joint ventures	(33)	665	(890)
Other, net	(517)	(580)	(689)
Net other expense	(25,358)	(21,103)	(68,600)

Loss from continuing operations before income taxes	(22,332)	(20,196)	(67,688)
Provision for income taxes	(270)	(270)	(750)
Loss from continuing operations	(22,602)	(20,466)	(68,438)
Loss from discontinued operations	(474)	(4,768)	(5,840)
Net loss	$(23,076)	$(25,234)	$(74,278)

Basic and diluted loss per common share
Continuing operations	$(0.58)	$(0.53)	$(1.75)
Discontinued Operations	(0.01)	(0.12)	(0.15)
	$(0.59)	$(0.65)	$(1.90)

Weighted Average common shares outstanding - basic and diluted	$39,082	$39,059	$39,059

Emeritus Corporation
Cash lease and interest expense
Unaudited
Three months ended September 30, 2008

		(After HC REIT
		Phase 2 Transaction)
	Actual	Projected
	3 Months	Range
	Sep-08	Q4-2008
Facility lease expense - GAAP	$22,339	$22,100 - $22,300
Less:
Straight-line rents	(2,219)	(2,200)-(2,300)
Above/below market rents	(2,524)	(2,500)-(2,600)
Plus:
Capital lease interest	4,488	4,000 - 4,200
Capital lease principal	2,135	1,700 - 1,900
Facility lease expense - CASH	$24,219	$23,100 - $23,500

Interest expense - GAAP	$25,169	$25,760 - $26,350
Less:
Straight-line interest	(37)	(40)-(50)
Capital lease interest	(4,488)	(4,000)-(4,200)
Capitalized interest	84	80 - 100
Loan fee amortization	(739)	(800)-(900)
Interest expense - CASH	$19,989	$21,000 - $21,300

Depreciation expense	$29,199	$29,300 - $29,500